Transocean Ltd. Investor Relations and Corporate Communications

News Release
Analyst Contacts:	Thad Vayda
+1 713-232-7551

Diane Vento
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Media Contact:	Pam Easton	FOR RELEASE:	May 20, 2015
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TRANSOCEAN REACHES SETTLEMENT AGREEMENTS WITH PSC AND BP

ZUG, SWITZERLAND-May 20, 2015-Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that it has reached two separate settlement agreements, with the Plaintiffs’ Steering Committee (the “PSC”) and with BP Exploration & Production Inc. and BP America Production Co. (“BP”). These settlements together resolve substantially all outstanding claims against Transocean arising from the April 20, 2010, Macondo Well incident involving the Deepwater Horizon in the Gulf of Mexico.

Under the terms of the agreement with the PSC, which is subject to approval by the U.S. District Court for the Eastern District of Louisiana (the “Court”), Transocean will pay two classes of plaintiffs, represented by the PSC, a total of approximately $212 million. Transocean will also pay attorneys’ fees to be determined by the Court. The first class covered under the PSC agreement comprises private plaintiffs and local governments that potentially could assert punitive damages claims against Transocean under maritime law. The second class comprises the private plaintiffs who previously settled economic damages claims with BP and were assigned certain claims BP had made against Transocean. A court-appointed special master will allocate Transocean’s payment between the punitive damages class and the economic damages class. Transocean intends to satisfy its payment obligations using cash on hand.

Under the terms of the agreement with BP, which is not subject to court approval, BP has agreed to indemnify Transocean for compensatory damages, including natural resource damages, while Transocean will indemnify BP for personal and bodily injury claims of Transocean employees and claims relating to any future cleanup or removal of diesel or other pollutants stored on the Deepwater Horizon. BP and Transocean will mutually release all claims each has against the other. BP will also discontinue its attempts to recover as an “additional insured” under Transocean’s liability policies that will accelerate the company’s recovery of approximately $538 million in insurance proceeds. Finally, BP will pay Transocean $125 million in compensation for legal fees it incurred.

The Macondo Well incident resulted from a complex series of causes and events. These included mistakes made by multiple parties, including Transocean, from which the entire industry can learn and continue to improve safety in the drilling industry. These important agreements, which Transocean believes to be in the best interest of its shareholders and employees, remove substantially all of the remaining uncertainty associated with the incident.

“These settlements provide substantial closure to five years of litigation and we are confident that this agreement can be a significant step forward in our efforts to renew our partnership with BP,” said Jeremy Thigpen, President and Chief Executive Officer of Transocean. “Most importantly, while the litigation is finally coming to an end, it is important that we, as an industry, continue to remember the eleven men who lost their lives in this tragedy, and keep them and their families in our thoughts and prayers.”

Forward-Looking Statements
The statements described in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements contain words such as "possible," "intend," "will," "if," "expect" or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks associated with actions taken by various litigants and jurisdictions governing Macondo litigation matters, approvals by the Court, potential opt-outs, actions to be taken by BP and the PSC, and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2014, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

About Transocean
Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 65 mobile offshore drilling units consisting of 41 high-specification floaters (ultra-deepwater, deepwater and harsh-environment drilling rigs), 14 midwater floaters and 10 high-specification jackups. In addition, the company has seven ultra-deepwater drillships and five high-specification jackups under construction.

For more information about Transocean, please visit: www.deepwater.com.